Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement (to be filed on June 29, 2026) on Form S-8 with the U.S. Securities and Exchange Commission of Globavend Holdings Limited and its subsidiaries (the “Company”) of our report dated February 13, 2026, relating to our audits of the consolidated financial statements as of September 30, 2025 and 2024, and for each of the three years in the three-year period ended September 30, 2025, which appears in the Company’s Annual Report on Form 20-F for the year ended September 30, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

June 29, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us